EXHIBIT 99.1

news

FOR IMMEDIATE RELEASE

Investor Contact: Mark Kimbrough (615) 344-2688	Media Contact: Ed Fishbough (615) 344-2810

HCA Appoints Ann (“Annie”) Huntress Lamont to Its Board of Directors

Nashville, Tenn., May 9, 2013 – HCA Holdings, Inc. (NYSE: HCA) today announced that Ann Huntress Lamont, Managing Partner of Oak Investment Partners, has been named an independent director of HCA’s board, effective immediately. With her addition, HCA’s board of directors increases from 13 to 14. Ms. Lamont will also serve as a member of the Company’s Compensation Committee and Nominating and Corporate Governance Committee.

Richard M. Bracken, Chairman and Chief Executive Officer of HCA, commented, “We are delighted that Annie will be joining our Board. I am confident that her extensive experience in the healthcare industry, strong background as a director of other companies and strategic insight expertise will make her a valuable member of our Board.”

Ms. Lamont leads the healthcare and financial services information technology teams at Oak Investment Partners. Her industry expertise includes enterprise software and services, healthcare, information technology and financial services. She has been integrally involved in assisting companies at a variety of development stages to become leaders in large and expanding new markets. She has developed a number of successful biopharmaceutical, information technology and healthcare related investments.

Ms. Lamont received a Bachelor of Arts in Political Science from Stanford University.

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All references to “HCA” as used throughout this release refer to HCA Holdings, Inc. and its affiliates.